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                                  [LETTERHEAD]

                                                                 EXHIBIT 8.2



                                              November 8, 1999

KTI, Inc.
7000 Boulevard East
Guttenberg, NJ 07093

Attention:   Robert Wetzel, Esq.
             General Counsel

       Re:   REORGANIZATION


Ladies and Gentlemen:

       We have given you our opinion dated October 15, 1999, that the merger of Rutland Acquisition Sub, Inc. ("Sub") with and into KTI, Inc., a New Jersey corporation ("KTI") (the "Merger") will qualify as a reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended.

       We hereby confirm that the discussion under the caption "Material federal income tax consequences" in the proxy statement filed with the Securities and Exchange Commission with respect to the Merger, as it relates to matters of United States federal income tax law constitutes our opinion. The discussion does not purport to cover all United States tax consequences of the Merger, and this opinion is limited to those United States tax consequences specifically discussed therein.

       We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 filed by Casella under the Securities Act of 1933, as amended.

                                              Very truly yours,

                                              /s/ McDermott, Will & Emery

                                              MCDERMOTT, WILL & EMERY